Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETSPEND HOLDINGS,  INC.

1.

The name of the corporation (which is hereinafter referred to as the “Corporation”) is NetSpend Holdings, Inc.

2.

The address of the Corporation’s registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”), and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the DGCL or any amendment thereto.

4.

The Corporation shall have authority to issue 1,000 share of common stock, $0.001 par value (“Common Stock”).

5.

The Board is expressly authorized to adopt, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

6.

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended.  Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8.

The Corporation shall indemnify its officers and directors to the fullest extent permitted by the DGCL.